UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2011

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 28, 2011, Thomas Erhardt will assume the role of Executive Vice President and Chief Financial Officer of NCO Group, Inc.  Mr. Erhardt, brings over 25 years of senior finance and business experience with various companies around the world, including British Telecom, Hewlett-Packard and Electronic Data Systems. Mr. Erhardt’s career has included roles in the U.S., Europe and Asia.  Mr. Erhardt has experience in all aspects of finance and has spent numerous years engaged in the Business Process Outsourcing divisions of these companies.

John R. Schwab, NCO Group, Inc.’s current Executive Vice President and Chief Financial Officer, will continue as Executive Vice President and will take the lead in restructuring the finance area in the Accounts Receivable Management division reporting to Mr. Erhardt.

Mr. Erhardt will receive an annual base salary of $450,000 per annum. Mr. Erhardt shall also be eligible to receive an annual bonus (with a target bonus of 100% of base salary) based upon achievement of performance objectives, as mutually agreed to by Mr. Erhardt and the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”). Mr. Erhardt will be eligible to receive equity, stock options, or other equity-based awards, as determined in the sole discretion of the Compensation Committee.  Mr. Erhardt will also be eligible to receive other perquisites and benefits, as determined in the sole discretion of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: November 16, 2011	By:	/s/ Joshua Gindin
	Name:	Joshua Gindin
	Title:	Executive Vice President and
General Counsel